EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the inclusion in this Amendment No. 3 to Registration Statement No. 333-228566 on Form S-1 and related Prospectus, of our report dated March 28, 2018, except for the subsequent events noted in Note 18, and the effects of the reverse stock split as described in Note 1 as to which the date is January 29, 2019, relating to the financial statements of Biocept, Inc., as of and for the years ended December 31, 2017 and 2016 (which report includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern). We also consent to the reference to us under the heading “Experts” in the Prospectus which is part of this Registration Statement.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

January 29, 2019